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                                                                 Exhibit 10.21





                                  SERVICE AGREEMENT


                                 ENTERED INTO AS OF
                                 DECEMBER 18, 1998


                                AND EFFECTIVE AS OF
                                   MARCH 31, 1998


                                   BY AND BETWEEN


                                 NEON SYSTEMS, INC




                                        AND




                       PEREGRINE/BRIDGE TRANSFER CORPORATION


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                                  SERVICE AGREEMENT


     THIS SERVICE AGREEMENT (the "AGREEMENT"), is entered into by and between PEREGRINE/BRIDGE TRANSFER CORPORATION, a Delaware corporation ("PBTC"), and NEON SYSTEMS, INC., a Delaware corporation ("SERVICE MANAGER") on December 18, 1998 and to be effective as of March 31, 1998 (the "EFFECTIVE DATE").


                                      RECITAL

     Service Manager has been providing certain services for PBTC, and each of Service Manager and PBTC desires to evidence and formalize their agreements with respect to these services.


                                   ARTICLE 1

                           ENGAGEMENT OF SERVICE MANAGER

     SECTION 1.1 GENERAL ENGAGEMENT. PBTC engages Service Manager as an independent contractor to provide certain services described in this Agreement relating to the business operations of PBTC, including without limitation with respect to its management, record-keeping, marketing and development and other business and operations. PBTC and Service Manager may from time to time agree to expand or reduce the scope of services to be provided hereunder and either party, upon request of the other, shall execute a schedule or amend any existing schedule that evidences the scope of services then being provided hereunder. Service Manager shall in good faith provide the services set forth in this Agreement in accordance with normal and prudent practices and shall have the authority to take all actions necessary or appropriate to fulfill its obligations.

                                      ARTICLE 2

                               SERVICE MANAGER DUTIES

     SECTION 2.1 SERVICES. Service Manager will provide the following services for PBTC, as and to the extent requested by PBTC:

          (a) SENIOR MANAGEMENT. Provide PBTC with the time and attention of its senior management as shall be necessary to assist PBTC in the development and implementation of its product development and market strategies.

          (b)  ACCOUNTING SERVICES.   Perform all normal and customary
               accounting functions for PBTC and maintain all necessary books and records in connection therewith; and monitor the actual monthly income and expenses of PBTC, collect revenues and pay operating expenses, compare actual results to the relevant operating budgets, and report to PBTC.

          (c) RISK MANAGEMENT SERVICES. Assist PBTC in review of the insurable risks of PBTC and the determination of levels of insurance coverage; develop, administer and implement a risk management program for PBTC; procure insurance coverage in accordance with PBTC's instructions; and subject to

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               PBTC's guidelines and approval, oversee the investigation and resolution of all casualty and liability claims brought by or against PBTC.

          (d) TAX SERVICES. Prepare all state and federal income tax returns for PBTC; prepare all sales tax filings and state unemployment tax filings; and coordinate with PBTC and oversee any challenges, disputes and audits of any income, sales or unemployment taxes.

          (e) HUMAN RESOURCES. Provide Service Manager's standard human resource services including implementation and oversight of interview and hiring guidelines and services; implementation and oversight of employment policies and procedures; conduct of periodic employee reviews; and to the extent permitted by applicable law and governmental regulations, employee benefits in accordance with Service Manager's standard benefits.

          (f) REGULATORY COMPLIANCE REVIEW. Assist PBTC in assuring compliance with applicable governmental regulations (including without limitation labor and employment regulations and the Americans With Disabilities Act); and implementing a program to monitor continuing compliance with governmental regulations.

          (g) FINANCING SERVICES. From time to time, upon PBTC's request and in accordance with PBTC's business plan, Service Manager shall act as PBTC's agent in financing or refinancing indebtedness. Service Manager shall:

               (i)    monitor existing financing;

               (ii) negotiate and finalize existing financing renewals as required;

               (iii) monitor and negotiate any equity partner requirements on behalf of PBTC;

               (iv)   negotiate any required refinancing; and

               (v) negotiate any required restructuring/workout of existing financing (debt or equity).

          (h) FACILITIES. Make available to PBTC such facilities as NEON shall have available from time to time and, upon PBTC's request, assist PBTC in obtaining such facilities as PBTC shall require.

Although Service Manager shall make recommendations to PBTC concerning terms and conditions of any financing or refinancing and the lender(s) to provide the same and shall negotiate the terms thereof and shall assist in consummating the transactions, PBTC shall have the sole authority to execute the requisite agreements therefor.

     SECTION 2.2 LEGAL SERVICES. Service Manager is authorized to engage attorneys and other advisors as necessary to provide legal services in connection with the day-to-day operation of PBTC, including enforcement of contracts; review of contracts, leases and other documents; and implementing and defending legal actions.

     SECTION 2.3 RETENTION OF THIRD PARTIES. Service Manager is authorized and empowered, as PBTC's agent, to engage and enter into contracts with third parties to provide the services referred to


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in this Article 2, and may delegate performance of its duties to third parties, including Service Manager's subsidiaries and affiliates. Without limiting the generality of the foregoing, the services of third parties which may be engaged include tax services, brokerage services, data processing services, consulting services and legal services. Service Manager shall not engage or enter into a contract with an Affiliate (defined below) unless the compensation payable to the Affiliate for such services does not exceed that which would be payable to a comparably qualified third party service provider that is not affiliated with Service Manager. For the purposes of this Agreement, an "AFFILIATE" of any person shall mean any other person that is directly or indirectly controlling, controlled by, or under common control with that person, where the term "control" means the possession, directly or indirectly, of the actual power to direct the affairs of the controlled person.

     SECTION 2.4      BOOKS, RECORDS AND REPORTS.

               (a) BOOKS AND RECORDS. Service Manager shall maintain at its principal place of business, or at such other location as it may reasonably designate, a complete and accurate set of files, books and records of all business activities and operations conducted by Service Manager with respect to PBTC. All financial records shall be kept in accordance with sound accounting principles and practices, with such modifications as PBTC may request or approve. During the Term (defined below) and during the one (1) year period following the expiration or termination of this Agreement, PBTC and its duly authorized agents may, at reasonable times, examine, inspect, audit, and copy Service Manager's books, records, files, and reports pertaining to PBTC.

               (b) QUARTERLY REPORTS. Service Manager shall make available to PBTC, within 45 days after the end of each calendar quarter, reports detailing the operation of PBTC which shall be in the format reasonably requested by PBTC.

               (c) ANNUAL REPORTS. Service Manager shall, within ninety (90) days after the end of each calendar year, make available to PBTC the following reports and statements, having been prepared in accordance with sound accounting principles (as modified at PBTC's request and with PBTC's approval):

                      (i) a balance sheet and statements of income and expenses as of the end of such year; and

                      (ii)    a cash flow statement for such year.

               (d) SPECIAL REPORTS. Service Manager shall also, at PBTC's expense, provide any other reports, summaries, statements or schedules reasonably requested by PBTC.

                                     ARTICLE 3

                                    PBTC DUTIES

     SECTION 3.1 INFORMATION AND COOPERATION. PBTC shall (i) furnish Service Manager with all information in PBTC's possession reasonably necessary to enable Service Manager to

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perform its duties, and (ii) otherwise cooperate with, and assist Service
Manager in, performance of Service Manager's duties hereunder.

     SECTION 3.2 APPROVAL POLICY. PBTC has delivered to Service Manager a list of those parties empowered to approve matters requiring PBTC's approval under this Agreement. PBTC may revise such list from time to time by delivering written notice to Service Manager. PBTC shall cooperate with Service Manager in granting or withholding approvals required under this Agreement in a timely manner.

     SECTION 3.3 FUNDING. PBTC shall provide all funds required to enable Service Manager to perform its duties hereunder and for Service Manager's compensation.

                                     ARTICLE 4

                                    COMPENSATION

     SECTION 4.1 SERVICE FEE. For performing its servicing and administration duties, PBTC shall pay to Service Manager a fee equal to a reasonable cost allocation of all salaries, cost and overhead of Service Manager for the time devoted by Service Manager and its agents and employees to performing the duties and services herein described (the "SERVICE FEE"). Until otherwise agreed upon by the parties and set forth in an amendment to this Agreement, the Service Fee shall be $23,995 per month. The Service Fee shall be payable in arrears on or before the twentieth (20th) day of each calendar month in respect of the services provided during the preceding month. To the extent such Service Fee is not timely paid, Service Manager may offset such overdue amount against amounts owing by it under any other agreement to PBTC.

     SECTION 4.2 REIMBURSABLE EXPENSES. Without duplication of the items included in the allocation determination for the Service Fee, PBTC shall reimburse Service Manager for all expenses incurred by Service Manager in performing its duties hereunder, including, without limitation, expenses of third parties engaged pursuant to this Agreement; travel and other out-of-pocket expenses; and filing or other fees paid to third parties. Service Manager shall not be reimbursed for legal fees and expenses relating to the negotiation and preparation of this Agreement.

     SECTION 4.3 ADDITIONAL SERVICES. If PBTC requests Service Manager to perform services other than those required hereunder, such additional services, if performed, shall be compensated separately on terms agreed upon by Service Manager and PBTC prior to the performance of such services, which terms shall not be (i) less favorable to Service Manager than the terms under which qualified unaffiliated persons are then performing such services for comparable organizations, or (ii) less favorable to PBTC than the terms under which PBTC could obtain such services from qualified unaffiliated third persons.

     SECTION 4.4 EMERGENCY EXPENDITURES. In case of an emergency, Service Manager may make expenditures without PBTC's prior written approval if, in the reasonable judgment of Service Manager, such expenditures are necessary to prevent damage or material diminution in value to PBTC or to preserve the health or safety of any person. Service Manager shall inform PBTC of any such expenditures as soon as reasonably practicable but in no event later than the end of the next business day succeeding the date upon which such expenditures are made.


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                                   ARTICLE 5

                      LIABILITY INSURANCE AND RISK ALLOCATION

     SECTION 5.1 LIABILITY INSURANCE. Service Manager shall, at PBTC's expense, maintain comprehensive general liability, automobile liability, workers' compensation and other insurance to protect the interests of Service Manager and PBTC as their interests may appear in connection with the performance of this Agreement in accordance with the coverage, amounts and deductibles agreed upon by PBTC and Service Manager.

     SECTION 5.2 EVIDENCE OF INSURANCE. Upon request, Service Manager shall provide to PBTC certificates of insurance or other proof evidencing the insurance coverage required under this Article 5.

     SECTION 5.3 MUTUAL WAIVER OF SUBROGATION. Each party waives on behalf of the insurers of such party's property any and all claims or rights of subrogation of any such insurer against the other party hereto for loss or damage to any property so insured.

     SECTION 5.4      INDEMNIFICATION.

               (a) PARTIES' INDEMNITIES. Subject to Section 5.3, Service Manager shall indemnify and defend PBTC and PBTC's directors, officers and employees from and against any and all loss, cost, damage, liability and expense, including reasonable counsel fees, incurred by PBTC, resulting from Service Manager's gross negligence, willful misconduct, fraud or breach of this Agreement. Except for the matters against which Service Manager has afforded PBTC indemnity in accordance with the preceding sentence and subject to Section 5.3, PBTC shall indemnify and defend Service Manager and Service Manager's directors, officers and employees from and against any and all loss, cost, damage, liability and expense, including reasonable counsel fees, incurred by Service Manager and resulting from Service Manager's performance of its duties and obligations in accordance with this Agreement, including those which arise from Service Manager's negligence. The provisions of this
                      Section 5.4(a) are not in lieu of, but are in addition to, any other rights and obligations of an indemnified party.

               (b) NOTICE. Upon receipt by any party entitled to indemnification under Section 5.4(a) (an "INDEMNIFIED PARTY") of a complaint, claim or other notice of any loss, damage or liability giving rise to a claim for indemnification under Section 5.4(a), such Indemnified Party shall promptly notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY"), but failure to provide such notice shall not relieve the Indemnifying Party from its duty to indemnify unless the Indemnifying Party is materially prejudiced by such failure and had no actual knowledge of such complaint, claim or other notice.

               (c) INDEMNIFICATION RIGHTS. With respect to any claim made or threatened against any party for which such party is or may be entitled to indemnification hereunder, the Indemnifying Party shall have the right, upon reasonable prior notice, in its sole discretion and at its sole expense, but


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                      subject to the right of any insurance company having an
                      interest in the outcome of such claim to exercise any rights it may have under any applicable insurance coverage, to (i) participate in the investigation, defense and settlement of such claims and (ii) control the defense of such claim, including the right to designate counsel and to control all negotiations, litigation, arbitration, settlements, compromises and appeals of any such claim, provided that the Indemnifying Party shall have advised the Indemnified Party that such party is entitled to be fully indemnified with respect to' such claim. The Indemnified Party and the Indemnifying Party shall cooperate and act in good faith in the conduct of the defense of any claims to be indemnified hereunder.

               (d) SURVIVAL. The terms and provisions of this Section 5.4 shall survive the expiration or termination of this Agreement.

                                    ARTICLE 6

                                      TERM

     SECTION 6.1      TERM.  This Agreement shall commence on the Effective
Date and continue unless terminated by either party giving written notice of termination to the other at least thirty (30) days prior to the effective termination date, unless otherwise agreed upon by the parties (the "TERM"). The Term is subject to earlier termination as provided below.

     SECTION 6.2      DUTIES ON TERMINATION OR EXPIRATION.

               (a) SERVICE MANAGER'S DUTIES. Upon termination or expiration of this Agreement, Service Manager shall within fifteen
                      (15) days thereafter deliver to PBTC complete copies of all books and records of PBTC and all funds in possession of Service Manager belonging to PBTC. Service Manager shall also be available for a period of not less than thirty (30) days following termination or expiration to consult with PBTC concerning the services provided by Service Manager under this Agreement; Service Manager shall not receive a fee for such consultation, but shall be reimbursed for all costs incurred in connection therewith.

               (b) PBTC'S DUTIES. PBTC shall, within five (5) days following the end of the Term compensate Service Manager for all fees and reimbursements due hereunder through the date of termination or expiration.


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                                     ARTICLE 7

                                   MISCELLANEOUS

     SECTION 7.1 ASSIGNMENT: CHANGE OF OWNERSHIP INTEREST. Service Manager may not, without the prior written consent of PBTC, assign this Agreement. Service Manager may, however, from time to time delegate its duties to Affiliates. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, Service Manager and PBTC and their respective successors and assigns, and all references in this Agreement to "Service Manager" and "PBTC" shall include the respective successors and assigns of such parties permitted under this Agreement.

     SECTION 7.2 NOTICES. Any notice provided for permitted to be given hereunder shall be in writing and may be given by (i) depositing in the U.S. Mail, first class postage prepaid and certified with return receipt requested;
(ii) reputable delivery service; or (iii) facsimile transmission with confirmation of receipt. Notice shall be effective upon the earlier of refusal of receipt by addressee or actual receipt at the address of the intended addressee. The addresses of the parties, until changed by notice given as provided herein, shall be as follows:

               PBTC: Peregrine/Bridge Transfer Corporation c/o 14100 Southwest Freeway
                              Suite 500
                              Sugar Land, Texas 77478
                              Telecopy Number:  (281) 242-3880

          Service Manager:    NEON Systems, Inc.
                              14100 Southwest Freeway
                              Suite 500
                              Sugar Land, Texas 77478
                              Telecopy Number:  (281) 242-3880

     SECTION 7.3 SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstance shall be illegal, invalid or unenforceable to any extent, the remainder of this Agreement, or the application of that term or provision to persons or circumstances other than those as to which it is held illegal, invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be legal, valid and enforceable to the fullest extent permitted by law.

     SECTION 7.4 NO WAIVER OF DEFAULT. The failure by PBTC or Service Manager to insist upon the strict performance of any one of the terms or conditions of this Agreement or to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as waiver or relinquishment for the future of that term, condition, right, remedy or election, which shall continue and remain in full force and effect. All rights and remedies that PBTC or Service Manager may have at law, in equity or otherwise for any breach of any term or condition of this Agreement shall be distinct, separate and cumulative rights and remedies and no one of them shall be deemed to be in exclusion of any other right or remedy of PBTC or Service Manager.

     SECTION 7.5 ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes the entire agreement between the parties with respect to the matters herein contained and any agreement hereafter made shall be ineffective unless made in writing and signed by the parties hereto. No


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provision of this Agreement shall be modified, waived or terminated except by an instrument in writing signed by the party against whom such modification, waiver or termination is to be enforced.

     SECTION 7.6 GOVERNING LAW. This Agreement shall be governed by and constructed in accordance with the laws of the State of Texas.

     SECTION 7.7 ATTORNEYS' FEES. Should either party employ attorneys to enforce the provisions hereof or to recover damages for the breach of this Agreement, the non-prevailing party in any such action agrees to pay the prevailing party all reasonable costs, damages and expenses, including reasonable attorneys' fees, expended or incurred by the prevailing party in connection therewith.

     SECTION 7.8 RELATIONSHIP OF THE PARTIES. The relationship of PBTC and Service Manager shall be that of principal and agent, and nothing contained in this Agreement, nor any acts of the parties shall create the relationship of a partnership or a joint venture, or cause the Service Manager to be responsible in any way for the debts or obligations of PBTC or any other party.

     SECTION 7.9      REPRESENTATIONS AND WARRANTIES.

               (a) SERVICE MANAGER. Service Manager represents and warrants to PBTC that (i) Service Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as now conducted and to execute, deliver and perform this Agreement; (ii) the execution, delivery and performance by Service Manager of this Agreement is within its power, has been authorized by all necessary corporate action and does not contravene any provision of its organizational documents; (iii) this Agreement has been duly executed and delivered by a person authorized to do so on Service Manager's behalf, and (iv) this Agreement constitutes the valid and binding obligation of Service Manager.

               (b) PBTC. PBTC represents and warrants to Service Manager that (i) PBTC is a corporation, duly organized and validly existing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as now conducted and to execute, deliver and perform this Agreement; (ii) the execution, delivery and performance by PBTC of this Agreement is within its power, has been authorized by all necessary partnership action and does not contravene any provision of its organizational documents; (iii) this Agreement has been duly executed and delivered by a person authorized to do so on PBTC's behalf, and (iv) this Agreement constitutes the valid and binding obligations of PBTC.

     SECTION 7.10 CONFIDENTIALITY. PBTC and Service Manager shall keep confidential all information obtained by one from the other in connection with this Agreement. The parties shall not disclose such information to any person (other than their respective agents, representatives and legal counsel), unless specifically authorized in writing by the other party or if disclosure is required by subpoena, court order, judicial decree or law, or is otherwise required to enable Service Manager to perform its duties. This confidentiality obligation shall not be binding on any party with respect


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to information in the public domain or information that enters the public domain through no fault of that party. The provisions of this Section 7.10 shall survive the expiration or termination of this Agreement.

     SECTION 7.11 COUNTERPARTS. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.





                    [BALANCE OF PAGE INTENTIONALLY LEFT BLANK.]


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     Executed as of the day and year first above written and to be effective as of March 31, 1998.

PBTC:                 PEREGRINE/BRIDGE TRANSFER CORPORATION,
                      A DELAWARE CORPORATION



                         By:  /s/ Charles E. Noell, III
                              -------------------------
                         Name: Charles E. Noell, III
                               ---------------------



SERVICE MANAGER:         NEON SYSTEMS, INC.,
                         A DELAWARE CORPORATION


                         By:  /S/ F. Joseph Backer
                              --------------------
                         Name: F. Joseph Backer
                               ----------------
                         Title:  President and Chief Executive Officer
                                --------------------------------------


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